Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: CAMAC Energy Inc.

We consent to the incorporation by reference in the Registration Statements No. 333-163869 and 333-167013 on Form S-3 and Registration Statements No. 333-175294, 333-160737 and 333-152061 on Form S-8 of CAMAC Energy Inc. (the “Company”) of our report dated March 15, 2012 relating to the financial statements and the effectiveness of the Company’s internal control over financial reporting as appearing in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ RBSM, LLP

New York, New York

March 15, 2012